EXHIBIT 21.1

Entity Name	Jurisdiction of Organization	% Ownership
LTX-Credence (Deutschland) GmbH	Germany	100
Wholly owned Subsidiaries:
atg-Luther & Maelzer GmbH	Germany	100
Multitest GmbH	Germany	100
atg-Luther & Maelzer Asia Ltd.	Taiwan	100
Multitest elektronische Systeme GmbH	Germany	100
LTX-Credence France S.A.S.	France	100
LTX-Credence Italia S.r.l	Italy	100
LTX Asia International, Inc.	Delaware	100
Wholly owned subsidiary:
LTX (Shanghai) Co., Ltd.	China	100
LTX-Credence Sdn BhD.	Malaysia	100
Wholly owned subsidiaries:
Multitest Electronic Systems (Philippines) Corporation	Philippines	100
Multitest Electronic Systems (Penang) Sdn. Bhd.	Malaysia	100
LTX LLC	Delaware	100
Multitest Electronic Systems Inc.	Delaware	100
Everett Charles Technologies LLC	Delaware	100
Credence Capital Corporation	California	100
Credence International Limited, Inc.	Delaware	100
Wholly owned subsidiary:
Credence Systems Korea Ltd.	South Korea	100
Credence International Ltd.	British Virgin Islands	100
Wholly owned subsidiaries:
Credence Malta Limited	Malta	100
LTX-Credence Singapore Pte Ltd.	Singapore	100
NPTest de Costa Rica SA.	Costa Rica	100
Test Solutions (Suzhou) Co., Ltd.	China	100
Everett Charles Technologies (Shenzhen) Limited	China	100
LTX-Credence Systems KK	Japan	100
Credence Semiconductor Test System (Shanghai) Co., Ltd	China	100
Xcerra (Thailand) Company Limited	Thailand	100
Credence Systems (M) Sdn BhD	Malaysia	100
Everett Charles Technologies Board Test Manufacturing Limited Company	Hungary	100
Credence Systems (UK) Limited	United Kingdom	100
LTX-Credence Armenia L.L.C.	Republic of Armenia	100
Everett Charles Technologies Mexico, S. de R.L. de C.V..	Mexico	100